Exhibit 99.2
Nelnet Reports First Quarter 2011 Results

•	Base net income of $1.18 per share for the quarter

•	Increases second quarter dividend to $0.10 per share

LINCOLN, Neb., May 10, 2011-- Nelnet (NYSE: NNI) today reported base net income of $56.7 million, or $1.18 per share, for the first quarter of 2011, compared with $56.6 million, or $1.14 per share, for the same quarter a year ago. Excluding the gains from the repurchase of debt, base net income was $1.09 per share for the first quarter of 2011 compared with $1.01 per share for the same quarter a year ago. Base net income in 2010 excludes restructuring charges.

Included in base net income are pre-tax gains of $7.0 million, or $0.09 per share after tax, and $10.2 million, or $0.13 per share after tax, from the repurchase of debt in the first quarters of 2011 and 2010, respectively.

“We continued to report strong results in the first quarter of 2011,” said Mike Dunlap, Nelnet Chairman and Chief Executive Officer. "We are focused on growing our core businesses of loan servicing, payment processing, education planning, and loan financing; driving diversification; enhancing the customer experience; and operating with financial discipline as we grow.”

Growing our core and driving diversification

In the first quarter of 2011, revenue from Nelnet’s tuition payment processing and campus commerce business increased $2.0 million, or 11 percent, from the first quarter of 2010, to $19.4 million for the first quarter of 2011. The company’s enrollment services revenue increased to $33.9 million in the first quarter of 2011 from $33.3 million in the first quarter of 2010.

In September 2009, Nelnet began servicing student loans for the Department of Education (Department) under a contract that will increase the company's fee-based revenue as the servicing volume increases. As of March 31, 2011, the company was servicing $37.3 billion of loans for 2.8 million borrowers on behalf of the Department, compared with $8.2 billion of loans for 1.1 million borrowers on March 31, 2010.

Maximizing the value of existing portfolio

At March 31, 2011, net student loan assets were $23.5 billion. Substantially all of Nelnet's federal student loans are financed for the life of the loan at rates the company currently believes will generate significant future cash flow in excess of $1.7 billion.

Historically low interest rates are continuing to provide an opportunity for the company to generate substantial near-term value and cash flow from its student loan portfolio. For the first quarter of 2011, Nelnet reported net interest income of $85.8 million, compared with $85.1 million for the same period a year ago.

Operating with financial discipline

Operating expenses decreased $4.1 million, or 3.9 percent, to $99.6 million in the first quarter of 2011, from $103.7 million in the first quarter of 2010.  Over time the company anticipates increasing operating expenses with discipline to support revenue growth in our fee-based businesses.

GAAP net income

Nelnet reported GAAP net income for the first quarter of 2011 of $54.9 million, or $1.13 per dilutive share, compared with $54.3 million, or $1.08 per dilutive share, for the first quarter of 2010.

While base net income is not a substitute for reported results under GAAP, base net income is the primary financial performance measure used by management to develop financial plans, allocate resources, track results, evaluate performance, establish corporate performance targets, and determine incentive compensation. The company utilizes base net income in operating its business because base net income permits management to make meaningful period-to-period comparisons by eliminating the temporary volatility in the company's performance that arises from certain items that are primarily affected by factors beyond the control of management.

A description of base net income and a reconciliation of GAAP net income to base net income can be found in supplemental financial information to this earnings release online at www.nelnetinvestors.com/results.cfm.

Board of Directors increases dividend

The Nelnet Board of Directors declared a second quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.10 per share, an increase of $0.03 per share from the first quarter cash dividend. The dividend will be paid on June 15, 2011, to shareholders of record at the close of business on June 1, 2011. Nelnet currently has 37.0 million shares of Class A common stock and 11.5 million shares of Class B common stock outstanding.

This press release contains forward-looking statements within the meaning of federal securities laws.  These statements are based on management's current expectations as of the date of this release, and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements.  Such risks include, among others, risks related to the company's student loan portfolio such as interest rate basis and repricing risk and the use of derivatives to manage exposure to interest rate fluctuations; the company's funding and liquidity requirements to satisfy asset financing needs; the company's ability to maintain and increase volumes under its loan servicing contract with the Department to service federally owned student loans; changes in the student loan and educational credit and services marketplace resulting from the implementation of or changes in applicable laws and regulations; changes in the demand or preferences for educational financing and related services by educational institutions, students, and their families; uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations; and changes in general economic and credit market conditions.  For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the first quarter of 2011.  All information in this release is as of the date of this release.  Although the company may from time to time voluntarily update or revise its forward-looking statements to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Condensed Consolidated Statements of Income

	Three months ended
	March 31,	December 31,	March 31,
	2011	2010	2010
	(unaudited)	(unaudited)	(unaudited)

Interest income:
Loan interest	$147,347	159,248	151,048
Amortization of loan premiums and deferred origination costs	(9,989)	(10,180)	(16,081)
Investment interest	726	1,782	1,001
Total interest income	138,084	150,850	135,968

Interest expense:
Interest on bonds and notes payable	52,307	54,515	50,859

Net interest income	85,777	96,335	85,109
Less provision for loan losses	3,750	6,000	5,000

Net interest income after provision for loan losses	82,027	90,335	80,109

Other income (expense):
Loan and guaranty servicing revenue	35,636	33,126	36,394
Tuition payment processing and campus commerce revenue	19,369	15,120	17,382
Enrollment services revenue	33,868	34,784	33,271
Software services revenue	4,777	4,481	4,344
Other income	6,492	6,122	7,260
Gain on sale of loans and debt repurchases	8,307	49,810	10,177
Derivative market value and foreign currency adjustments	1,116	39,518	4,105
Derivative settlements, net	(4,152)	(5,878)	(2,423)
Total other income	105,413	177,083	110,510

Operating expenses:
Salaries and benefits	43,912	43,320	40,644
Cost to provide enrollment services	22,839	21,802	22,025
Depreciation and amortization	6,776	8,908	10,783
Restructure and impairment expense	—	26,599	1,197
Other expenses	26,105	30,645	29,055
Total operating expenses	99,632	131,274	103,704

Income before income taxes	87,808	136,144	86,915

Income tax expense	(32,928)	(51,057)	(32,593)

Net income	$54,880	85,087	54,322

Earnings per common share:

Net earnings - basic	$1.13	1.76	1.09

Net earnings - diluted	$1.13	1.75	1.08

Dividends per common share	$0.07	0.49	0.07

Weighted average shares outstanding:

Basic	48,171,317	48,118,000	49,716,696

Diluted	48,363,035	48,318,807	49,912,589

Condensed Consolidated Balance Sheets

	As of	As of	As of
	March 31,	December 31,	March 31,
	2011	2010	2010
	(unaudited)		(unaudited)
Assets:
Student loans receivable, net	$23,536,415	23,948,014	24,835,493
Student loans receivable - held for sale	—	84,987	—
Cash, cash equivalents, and investments (trading securities)	85,856	327,037	382,978
Restricted cash and investments	859,521	757,285	767,057
Goodwill	117,118	117,118	143,717
Intangible assets, net	34,736	38,712	54,940
Other assets	661,053	620,739	657,760
Total assets	$25,294,699	25,893,892	26,841,945

Liabilities:
Bonds and notes payable	$24,066,092	24,672,472	25,756,182
Other liabilities	273,240	314,787	246,550
Total liabilities	24,339,332	24,987,259	26,002,732

Shareholders' equity	955,367	906,633	839,213

Total liabilities and shareholders' equity	$25,294,699	25,893,892	26,841,945

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